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EXHIBIT 2.1


                           SALE AND PURCHASE AGREEMENT

This Sale and Purchase Agreement (the "Agreement") is entered into as of September 5, 2001, by and between John D. Williams, an individual ("Mr. Williams"), and PSA, Inc., a Nevada corporation ("PSA"), as owner of Royal International Tours, Inc., a California corporation ("ROYAL"). For good and valuable consideration, the receipt and adequacy of which the parties acknowledge, Mr. Williams and PSA mutually agree as follows:

1. RECITAL. This Agreement is made with reference to the following recital of essential facts:

         1.1 PSA is the owner of 100% of the issued and outstanding shares of ROYAL.

         1.2 PSA desires to sell to Mr. Williams, pursuant to this Agreement, all of the issued and outstanding common stock shares of ROYAL (the "Royal Shares"), after which, Mr. Williams shall own 100% of the issued and outstanding shares of ROYAL.

2. SALE AND STOCK. Subject to the terms and conditions hereof, PSA shall sell to Mr. Williams, and Mr. Williams shall purchase the Shares from PSA all of the issued and outstanding Royal Shares.

3. THE CLOSING OF THE TRANSACTION. On or before September 26, 2001 (the "Closing Date"), PSA shall (a) transfer to Mr. Williams a stock certificate for 200 shares of ROYAL, and (b) deliver a copy of the resolution of its board of directors approving the transaction, attached hereto as Exhibit "A."

4. TRANSACTION CONSIDERATION.

         4.1 The Royal shares shall be acquired by Mr. Williams from PSA in exchange for the obligation by him of Two Hundred Fifty Thousand Dollars ($250,000.00) to be paid in full on or before the eighteenth (18th) monthly anniversary of the Closing Date, unless extended in the sole discretion of PSA.

         4.2 In the event that Mr. Williams consummates an acquisition agreement with PSA for the purchase of Pacific States Airline Services, Inc., Mr. Williams shall assign with all requisite powers of transfer, as a secured interest for this Agreement, an aggregate of Fifty percent (50%) of the total payment due to PSA of the consideration to be paid by PSA for the purchase of Pacific States Airline Services, Inc.

         4.3 In the event that the payment provision of Section 4.1 is not made as scheduled, PSA, in its sole discretion, may elect to accept and cancel the secured interest, as provided in Section 4.2, as payment in full of Mr. Williams' obligation under Section 4.1.

5. REPRESENTATIONS AND WARRANTIES OF MR. WILLIAMS. Mr. Williams represents and warrants that:

         5.1 He is relying on his own business and financial knowledge and experience in making a decision to acquire ROYAL and he has such knowledge and experience in business and financial matters as shall enable him to evaluate the merits and risks of the transaction.

         5.2 He is aware of the restrictions on transfer of the Royal shares and that such shares shall at no times be freely transferable or be assignable other than to a person or entity accepting similar restrictions on transferability. Mr. Williams is fully aware of the restrictions on resale of the shares under this Agreement and the Securities Act of 1933, as amended (the "1933 Act"); in particular, he is aware that the shares shall not be registered under the 1933 Act in connection with this transaction and shall

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              not at any time be freely salable, and that any sale of the shares may have significant adverse tax consequences. Mr. Williams shall not, in any event, sell, transfer, assign or encumber the shares, unless, in the opinion of Mr. Williams' counsel, such Royal shares may be legally sold or distributed without registration under the 1933 Act, and/or registration and/or qualification under then applicable state and/or Federal statutes, or such shares have been so registered and/or qualified and an appropriate prospectus shall then be in effect.

         5.3 He has no reason to anticipate any change in personal circumstances, financial or otherwise, which should cause him to sell or distribute or necessitate or require any sale or distribution of the Royal shares. Mr. Williams (a) has adequate means of providing for his current needs and possible personal contingencies, (b) has no need for liquidity in this investment,
              (c) is able to bear the substantial economic risks of an investment in the shares for an indefinite period, and (d) at the present time, could afford a complete loss of such investment. Mr. Williams' acquisition of the Royal shares is made as a principal for his sole account for investment purposes only and not with a view toward the distribution of any portion of the Royal shares and that under no circumstances shall he sell, transfer, assign or encumber any portion of the Royal shares except in compliance with the provisions of this Agreement and applicable securities and other laws.

         5.4  He is fully aware that, in the event payment as provided in
              Section 4.1 is not made, the security interest, as described in
              Section 4.2, may, at the sole discretion of PSA, be accepted as payment in full for the his obligation hereunder.

         5.5 He and his independent counsel have been afforded every opportunity to ask any questions and make any inquiry with respect to the Royal shares and the ROYAL acquisition transaction.

         5.6 He has not relied in any manner on any representations, financial projections, or other written or oral materials furnished to him by PSA.

         5.7 He is fully aware that the Royal shares are being exchanged upon and within the representations, warranties and agreements as set forth in this Agreement.

6. REPRESENTATIONS AND WARRANTIES OF PSA. PSA hereby represents and warrants to Mr. Williams, that the 200 shares of issued and outstanding common stock of ROYAL are owned by PSA and, except for the foregoing, PSA is not making any representations and warranties to Mr. Williams beyond terms and conditions of those contained in this agreement.

7. GOVERNING LAW; JURISDICTION. (a) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be governed by, and constituted in accordance with, the laws of the State of California, U.S.A., without regard to the choice of law principles thereof, (b) the parties hereto that any and all matters in dispute or claim arising out of or relating to this Agreement or breach thereof, shall be submitted to arbitration, in conformity with the Federal Arbitration Act (Section 9 U.S. Code Section 901 ET SEQ), and shall be conducted in Los Angeles in accordance with the Rules of the American Arbitration Association. Any award of the arbitration of any dispute herein shall be binding on both parties, and shall be submitted to a Court of competent jurisdiction within the State of California This Agreement shall be governed by and construed in accordance with the laws of the State of California.

8. FURTHER ASSURANCES. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to consummate the transaction effectuate this Agreement.

9. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

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11. TIME OF ESSENCE. Time and strict and punctual performance are of the essence with respect to each provision of this Agreement.

12. ATTORNEY'S FEES. In the event any litigation, arbitration, mediation, or other proceeding ("Proceeding") is initiated by any party against any other party to enforce, interpret or otherwise obtain judicial or quasi-judicial relief in connection with this Agreement, the prevailing party in such Proceeding shall be entitled to recover from the unsuccessful party all costs, expenses, and actual attorney's fees relating to or arising out of (a) such Proceeding (whether or not such Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including without limitation one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney's fees.

13. MODIFICATION. This Agreement may be modified only in writing executed by the parties to this Agreement.

14. PRIOR UNDERSTANDINGS. This Agreement contains the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement, is intended as a final expression of such parties' agreement with respect to such terms as are included in this Agreement, is intended as a complete and exclusive statement of the terms of such agreement, and supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

15. PARTIAL INVALIDITY. Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement or the application of such provision to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability, unless such provision or such application of such provision is essential to this Agreement.

16. NOTICES. All notices or other communications required or permitted to be given to a party to this Note shall be in writing and shall be personally delivered, sent by certified mail, postage prepaid, return receipt requested, or sent by an overnight express courier service that provides written confirmation of delivery, to such party at the following respective address:



         ROYAL and PSA                      David E. Walsh
                                            PSA, Inc.
                                            880 Apollo Street, Suite 329
                                            El Segundo, California 90245

         Mr. Williams                       Mr. John D. Williams
                                            c/o Williams and Partrners
                                            880 Apollo Street, Suite 329
                                            El Segundo, California 90245

Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it is sent by mail in accordance with this Section, then it shall be deemed given, delivered and received three days after the date such notice or other communication is deposited with the United States Postal Service in accordance with this Section. Any party to this Agreement may give a notice of a change of its address to the other parties to this Agreement.

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17. HEADINGS. The headings of the Sections of this Agreement have been included only for convenience, and shall not be deemed in any manner to modify or limit any of the provisions of this Agreement, or used in any manner in the interpretation of this Agreement.

18. APPROVALS BY THIRD PARTIES. The exchange transaction of the Shares contemplated by this Agreement is contingent upon the approval of such transaction by the California Department of Corporations, if required.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.







                  Mr. Williams:             /s/ John D. Williams
                                            ------------------------------------
                                            John D. Williams




                           PSA:             /s/ David E. Walsh
                                            ------------------------------------
                                            David E. Walsh
                                            CEO
                                            PSA, Inc.



                          ROYAL:            /s/ David E. Walsh
                                            ------------------------------------
                                            David E. Walsh
                                            CEO
                                            Royal International Tours, Inc.

Witness:


--------------------------
       (signature)

--------------------------
      (print name)




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